EXHIBIT 10.70

        MINUTES OF AGREEMENT RELATING TO THE PETROBRAS AMETHYST CONTRACTS


This Agreement is made the 2nd day of July 1998

BETWEEN:

(1)   DRILLPETRO INC. ("Drillpetro")
(2)   TECHDRILL INC. ("Techdrill") and
(3)   WESTVILLE MANAGEMENT CORPORATION ("Westville")

The parties agree to procure that Petrodrill Offshore Inc. and/or any of the Operating Companies owned by it (the relevant company, "Petrodrill"), as appropriate, give effect to the following provisions, namely:

1) The parties agree that Drillpetro will be paid a lump sum fee of $5,000,000 as a non-accountable reimbursement of costs and expenses (including its legal and travel costs) it incurred to date in connection with development of the Amethyst project, the development of conceptual and design engineering, related shipyard negotiations and technical negotiations with the client. The lump sum fee will be allocated and paid in five installments as set out in column 2 of schedule A hereunder within three days of receipt of the corresponding mobilization payments under the relevant Petrobras contracts or, in the event of no mobilization fee, within 45 days of delivery to and acceptance of the rig by Petrobras.

2) In consideration for the assignment of the Petrobras contracts for the Amethysts 2 and 3 (as amended for the rigs to be upgraded to 1,500m water depth) and the Petrobras contracts for Amethysts 4, 5, 6 and 7 to the joint venture or its nominee(s), and, further, in consideration for the increased duties, obligations and related expenses to be undertaken by Drillpetro throughout the firm contract periods, the parties agree to procure that Petrodrill pay to Drillpetro the consultancy and management fees outlined in columns 3 and 4 of Schedule A hereunder.

                                   SCHEDULE A
                             LUMP SUM FEE   % OF DAY RATE       DAILY FEE

                                          excluding bonuses   when operating

        Amethyst No. 2        $1,000,000             0               $4,000
        Amethyst No. 3        $1,500,000             0               $4,000
        Amethyst No. 4            $0               1.00%             $2,000
        Amethyst No. 5         $500,000              0               $2,000
        Amethyst No. 6        $1,000,000           2.00%             $4,000
        Amethyst No. 7        $1,000,000           2.00%             $4,000

    The parties agree that the improved economic returns to be achieved from the increased day rates, extended contractual commencement dates, and extended firm periods are integral to the parties' agreement to procure that Petrodrill pay to Drillpetro the amounts set out in Schedule A. Consequently, the said consultancy and management fees and lump sum fees

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    are contingent upon Drillpetro achieving the rates, fees and contractual durations as set out in Schedule B hereunder and further achieving the contractual commencement dates for the rigs under the Petrobras contracts that are compatible with the shipyard delivery dates, thereby alleviating potential penalties for late delivery. The latter point is also of vital importance for the successful raising of the bond financing.

                                   SCHEDULE B

         RIG          MOB FEE        DAY RATE        BONUS           TERM

                                                                     YEARS
      Amethyst No. 2    $4,000,000      $123,888         20%             7
      Amethyst No. 3    $4,000,000      $123,888         20%             7
      Amethyst No. 4        $0          $127,333         10%             6
      Amethyst No. 5    $6,500,000      $108,000          0%             8
      Amethyst No. 6        $0          $133,333         10%             7
      Amethyst No. 7        $0          $143,333         10%             7
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    All of the above fees, except the lump sum reimbursable fees which will be governed by 1 above, will be payable to Drillpetro within three days of receipt of corresponding amounts under the Petrobras contracts. No fees will be due or payable on amounts not received by the joint venture from Petrobras.

3) Notwithstanding anything contained herein to the contrary but subject to the immediately following sentence, all payments hereunder shall be waived and not paid unless and until such time as the Petrobras contracts for the Amethyst No. 2 and the Amethyst No. 3 have been amended to increase the dayrates from US$93,000 and US$97,000, respectively, to the amounts set forth with respect to such contracts in Schedule B. In the event that the contractual dayrates achieved in respect of the Amethyst No. 2 and Amethyst No. 3 are less than the amount indicated in Schedule B, payments shall be made hereunder with respect to each rig based on the achieved dayrates as from such date in the amount of the product of (a) a fraction having a denominator of 57,776 and a numerator equal to the difference between (i) the sum of the dayrates achieved with respect to the Amethyst No. 2 and the Amethyst No. 3 and (ii) 190,000 and (b) the amounts set forth in Schedule A for each of the management and consultancy fees and lump sum fees. Notwithstanding the fact that dayrates higher than those set forth in Schedule B may be achieved for the Amethyst No. 2 and Amethyst No. 3, in no event shall the management and consultancy fees and lump sum fees payable hereunder exceed the amounts set forth for those fees in Schedule A.

4) This Agreement shall be governed by English law and any dispute arising hereunder shall be referred to arbitration in London, England.

5) This Agreement constitutes the entire agreement among the parties in connection with its subject matter and wholly supersedes and cancels all previous negotiations, commitments or agreements in such respects.

6) Each party represents and warrants to the other parties that its performance of the obligations under this agreement will not involve the payment or giving of anything of value, either


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directly or indirectly, to an official of a non-U.S. government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with a non-U.S. government to assist any party, its affiliates or any other company in obtaining or retaining business for or with any person or directing business to themselves or any other person. Each party acknowledges that the other parties are entering into an agreement in reliance upon such representation and warranty, which representation survives for the term of this Agreement. This agreement may be terminated by the non-offending party, forthwith and without prior notice, in the event that the performance of either party under this Agreement would result in a violation by any party or any of its affiliates of the U.S. Foreign Corrupt Practices Act.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.


/s/ Illegible
__________________________________
For Drillpetro


/s/ Illegible
__________________________________
For Techdrill


/s/ Illegible
__________________________________
For Westville